                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                        Commission File Number: 0-14956

                           VMS NATIONAL HOTEL PARTNERS
        .................................................................
             (Exact name of registrant as specified in its charter)

             630 DUNDEE ROAD, SUITE 220, NORTHBROOK, ILLINOIS 60062
                                 (847) 714-9600
        .................................................................
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          LIMITED PARTNERSHIP INTERESTS
        .................................................................
            (Title of each class of securities covered by this Form)

                                      NONE.
        .................................................................
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(l)(i)     [x]     Rule 12h-3(b)(l)(ii)    [ ]
               Rule 12g-4(a)(l)(ii)    [x]     Rule 12h-3(b)(2(i)      [ ]
               Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(ii)    [ ]
               Rule 12g-4(a)(2)(ii)    [ ]     Rule 15d-6
               Rule 12h-3(b)(1)(i)     [ ]



         Approximate number of holders of record as of the certification or notice date:

         NONE.
         ...................................

       Pursuant to the requirements of the Securities Exchange Act of 1934, VMS NATIONAL HOTEL PARTNERS has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person(s).


                            [SIGNATURE PAGE FOLLOWS]


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VMS National Hotel Partners
(Registrant)

By:   VMS National Hotel Portfolio I

          By: VMS Realty Investment, Ltd.
              Managing General Partner

                   By:  JAS Realty Corporation

                   By:  /s/ Joel A. Stone                             Date: October 28, 1999
                        ----------------------------------------
                        Joel A. Stone, President

                   By:  /s/ Thomas A. Gatti                           Date: October 28, 1999
                        ----------------------------------------
                        Thomas A. Gatti,  Senior Vice President
                        and Principal Accounting Officer



                   By:  VMS Realty Investment, Ltd.
                        Executive Committee

                   By:  /s/ Joel A. Stone                             Date: October 28, 1999
                        -------------------------------------------
                        Joel A. Stone, Executive Committee Member

                   By:  /s/ Joel A. Stone                             Date: October 28, 1999
                        -------------------------------------------
                        Joel A. Stone, as attorney in fact for
                        Peter R. Morris, Executive Committee Member

                   By:  /s/ David Allen                               Date: October 28, 1999
                        ----------------------------------------
                        David Allen, as attorney in fact for Robert
                        D. Van Kampen, Executive Committee Member

By:   VMS National Hotel Portfolio II

          By: VMS Realty Investment, Ltd.
              Managing General Partner

                   By:  JAS Realty Corporation

                   By:  /s/ Joel A. Stone                             Date: October 28, 1999
                        ----------------------------------------
                        Joel A. Stone, President

                   By:  /s/ Thomas A. Gatti                           Date: October 28, 1999
                        ----------------------------------------
                        Thomas A. Gatti,  Senior Vice President
                        and Principal Accounting Officer



                   By:  VMS Realty Investment, Ltd.
                        Executive Committee

                   By:  /s/ Joel A. Stone                             Date: October 28, 1999
                        -------------------------------------------
                        Joel A. Stone, Executive Committee Member

                   By:  /s/ Joel A. Stone                             Date: October 28, 1999
                        -------------------------------------------
                        Joel A. Stone, as attorney in fact for
                        Peter R. Morris, Executive Committee Member

                   By:  /s/ David Allen                               Date: October 28, 1999
                        ----------------------------------------
                        David Allen, as attorney in fact for Robert
                        D. Van Kampen, Executive Committee Member